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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13-d-2(b)*




                           Select Medical Corporation
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                                (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                   816196-10-9
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                                 (CUSIP Number)

                                  June 2, 2001
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            (Date of Event Which Requires Filing of this Statement)



           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| | Rule 13d-1 (b)
|X| Rule 13d-1 (c)
| | Rule 13d-1 (d)

---------------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No.  816196-10-9                13G                     Page 2 of 5 Pages
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________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Rocco A. Ortenzio

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           4,918,610
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          252,057
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         4,918,610
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            252,057
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,170,667

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN


________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No.  816196-10-9                13G                     Page 3 of 5 Pages
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Item 1(a). Name of Issuer:

       Select Medical Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

       4716 Old Gettysburg Road
       P.O. Box 2034
       Mechanicsburg, PA 17055

Item 2(a). Name of Person Filing:

       Rocco A. Ortenzio

Item 2(b). Address of Principal Business Office or, if None, Residence:

       4716 Old Gettysburg Road
       P.O. Box 2034
       Mechanicsburg, PA 17055

Item 2(c). Citizenship:

       United States

Item 2(d). Title of Class of Securities:

       Common Stock, par value $.01 per share

Item 2(e) CUSIP Number:

       816196-10-9

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
     (c), Check Whether the Person Filing is a:

     (a) | | Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  | | Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) | | Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) | | Investment company registered under Section 8 of the Investment Company Act.

     (e)  | | An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) | | An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) | | A parent holding company or control person in accordance with Rule 13d 1(b)(1)(ii)(G);

     (h) | | A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
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CUSIP No.  816196-10-9                13G                     Page 4 of 5 Pages
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     (i)  | | A church plan that is excluded from the definition of an
              investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  | | Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount beneficially owned:
           5,170,667

     (b)   Percent of class:
           10.9%

     (c)   Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote
           4,918,610

     (ii)  Shared power to vote or to direct the vote
           252,057

     (iii) Sole power to dispose or to direct the disposition of
           4,918,610

     (iv)  Shared power to dispose or to direct the disposition of
           252,057

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     N/A

Item 8. Identification and Classification of Members of the Group.

     N/A

Item 9. Notice of Dissolution of Group.

     N/A

Item 10. Certifications.
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CUSIP No.  816196-10-9                13G                     Page 5 of 5 Pages
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     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              /s/ Rocco A. Ortenzio
                                  ---------------------
                                  Rocco A. Orenzio

Dated: June 8, 2001